Exhibit 10.58

Redacted Version

Confidential Treatment Marked

A G R E E M E N T

between

SI INVESTMENT LIMITED LIABILITY COMPANY & CO KG

and

M + W ZANDER FACILITY ENGINEERING GMBH

Pertaining to the

Design and Construction of Fab X, Dresden, Germany

Table of Contents

P R E A M B L E	5

R E C I T A L S	5

P R O V I S I O N S	8

1. Parts of this Agreement	8

2. Scope of Work	9
2.1. Scope of Work	9
2.2. Document Flow	11
2.3. Conduct of Executing Works	12
2.4. Materials	12
2.5. Company’s inspections	13
2.6. Obligations	13
2.6.1. Staturory and like Requirements	13
2.6.2. Progress Updates	14
2.6.3. Construction Diary	14
2.6.4. Calibrating, Adjusting, Testing	14
2.6.5. Permits	14
2.6.6. Construction Management	15
2.6.7. Planning, Engineering, Designing, Architectural and like Works	15
2.6.8. Operation and Maintenance Data	16
2.6.9. Mechanical, Electrical, Processing Components	16
2.6.10. Letter of Intent	16
2.6.11. Health and Savety Plan/Site Rules	16
2.6.12. Environmental, Health, Safety and Security Requirements	16
2.6.13. Obligation to observe Rules	17
2.6.14. Acceptances by Authorities	17
2.6.15. Health and Savety Coordinator	17
2.6.16. Clean Site	17
2.6.17. Construction Supervisor	18
2.6.18. Clean Roads	18
2.6.19. Security	18

3. Remuneration	18
3.1. Lump Sum Price	18

3.2. Payments on Account	19
3.3. German Income Tax Act	19
3.4. Presupposition for Payments becoming due	19

4. Changes	20
4.1. Adjustment can be calculated based on lump sum price calculation	21
4.1.1. Works to be executed in addition	21
4.1.2. Works not to be executed	22
4.1.3. Changes leading to Reductions and Additions	22
4.2. Adjustment can not be based on lump sum price calculation	22
4.3. Payments	23

5. Subcontracting/Personnel	24
5.1. Subcontracting	24
5.2. Personnel	25

6. Formal Acceptance	26
6.1. Formal Acceptance	26
6.2. No prior Acceptance	26

7. Milestones; Contractual Penalty	28
7.1. Milestones (Vertragsfristen)	28
7.2. Contractual Penalty (Vertragsstrafe)	29
7.3. Further Milestones	30
7.4. Schedule	31
7.5. Force Majeure	31

8. Distribution of Risk	32

9. Defects Liability	33
9.1 Defects Liability	33
9.2. Warranty	33
9.3. Warranties	33

10. Securities	35
10.1. Retention	35
10.2. Performance Guarantee (Vertragserfüllungsbürgschaft)	36
10.3. Defects Liability Guarantee (Gewährleistungsbürgschaft)	36
10.4. Assignment for Security Purposes	37
10.5 Security to be provided by Subcontractors	37

11. Copyrights (Urheberrechte)	38
11.1. Confirmation	38
11.2. Rights to Ideas and other intellectual Property	38
11.3. Payment included in Lump Sum	40

12. Lender	41

13. Termination	41
13.1. Termination Rights provided for in VOB/B	41

13.2. Extraordinary Termination Right	41

14. Liability	42
14.1. Contractor generally liable	42
14.2. Liability for Damages	42
14.3. Limitations on Liability	43
14.4. Insurance	44
14.5. Nature of Company’s Approval	45
14.6. Contractor’s Responsibility for Construction Means	45

15. Identification	46

16. Liens (Rechte Dritter)	46

17. Confidentiality	46

18. Section 648 BGB not applicable	48

19. Law and Jurisdiction Miscellaneous	48

20. Condition Subsequent	49

P R E A M B L E

This Design/Build Agreement (hereinafter referred to as “Agreement”) is made and entered into this 20th of November, 2003 by and between SI Investment Limited Liability Company & Co KG, Louis-Braille-Straße 5, 01099 Dresden, Germany (hereinafter referred to as “Company”) and M+W Zander Facility Engineering GmbH, Lotterbergstraße 30, 70499 Stuttgart, Germany (hereinafter referred to as “Contractor”). Company and Contractor, are collectively referred to as “Parties” or each separately as “Party”.

R E C I T A L S

A. Company will purchase certain land located in Dresden, Wilschdorfer Straße marked in the plan attached as Exhibit 1 Site Plan in blue (the “Site”).

B. Contractor, or a joint venture of which Contractor forms part respectively, entered into a Co-Operation Agreement (Kooperationsvertrag vom 20. November 2003) under the conditions of which Contractor shall enter into a partnership agreement. Therefore, Contractor, or a joint venture of which Contractor forms part respectively, is not only Party to this Agreement but also limited partner (Gesellschafter/Kommanditist) of Company.

C. Company desires to obtain a new state-of-the-art microprocessor wafer fabrication facility for designing and producing integrated circuits (300 mm microprocessor wafers (65 nm technology, [***]* (to the degree defined in this Agreement) and associated support facilities to be located on the Site. The result (Werkerfolg) of the works and services to be executed or rendered under this Agreement is referred to as “Fab X” (also referred to as “S.I.L.K.”). Company commissions Contractor to plan, design, construct, erect, install, equip, start up, calibrate, adjust and turn over Fab X and execute all and any works, render all and any services and make all and any deliveries (hereinafter collectively referred to as “Works”) which are necessary or expedient for completing Fab X in a turn-key and functional manner and in a ready for unrestricted hook up condition, including, but not limited to, all and anything which

*	Confidential treatment has been requested pursuant to section IV.2. of the Confidential Treatment Request dated March 9, 2004.

is technically or functionally necessary or expedient therefore, including, but not limited, to all and any items which could have an impact on productivity, yield or ease of use but excluding any works and services explicitly excluded in this Agreement.

D. Contractor desires to plan, design, construct, erect, install, equip, start up, certify, calibrate, adjust and turn over Fab X in the manner provided for in Recital C and to execute all Works necessary or expedient therefore and to execute the Works and to complete Fab X in a way meeting the standards provided for in this Agreement. As consideration in full for executing the Works and completing Fab X in accordance with this Agreement, Company will pay to Contractor the lump sum provided for in this Agreement

E. On the site adjacent to the Site, Contractor (or Contractor’s legal predecessor Meissner + Wurst GmbH + Co. KG) completed a wafer fabrication support facility as well as later extensions and improvements thereto (this fabrication, the support facilities, the extensions and improvements is hereinafter referred to as “Fab 30”) under a number of agreements, including a Design/Build Agreement with a third party (AMD Saxony Manufacturing GmbH, the legal predecessor of AMD Saxony Limited Liability Company & Co. KG) of November 15, 1996 as amended, a hook-up agreement of February 28, 1998 as amended and under later agreements especially under a letter of intent of June 7, 2000, an agreement of June 22, 2001 and a contract of November 28,/December 5, 2002).

From being involved in the works, services and deliveries under the aforementioned agreements, contracts and letters of intent and especially the details related to and underlying the execution, rendering or making the works, services and deliveries, Contractor is aware of the details of the completion of a state-of-the-art microprocessor wafer fabrication facility referred to in Recital C. Therefore, and because of surveys and examinations carried out by, or on behalf of, Contractor, Contractor is aware of the standards and requirements of such project, especially about all specifics and requirements of clean room conditions and is aware of the Site Condition, including the subsurface, environmental and hydrological condition. Moreover, Contractor is aware of the impact executing the Works under this Agreement could have on the operation of, and the production in, the adjacent Fab 30. Contractor acknowledges that Contractor is aware that any detrimental impact the execution of the Works may have on Fab 30 and the operation of, and production in, Fab 30 could lead to losses, damages, claims etc, for which Contractor is liable to the extent provided for in this Agreement. Contractor, therefore, knows and acknowledges that all and any Works to be executed under this Agreement shall – unless otherwise agreed upon by the Parties—be executed in a manner not affecting, influencing, disturbing or having any other detrimental impact, including, but not limited to, detrimental impact by vibrations, on the operation of Fab 30 or the production within Fab 30, including, but not limited to, the production of semiconductor processors. Contractor has examined and reviewed, and is aware of, all and any conditions relating to the Site, including, but not limited to, ground conditions, subsurface conditions and hydrological conditions and Contractor is aware of all and any requirements and conditions of a proper operation and production (including, but not limited to, the production of semiconductor processors) within Fab 30 as well as within Fab X (all these conditions are hereinafter referred to as „Site Conditions”). Contractor is liable for executing the Works in the aforementioned manner and meeting the requirements of the Site Conditions.

F. Company desires and Contractor acknowledges and is aware that it is essential that Fab X is completed within the milestones provided for in this Agreement and that meeting the given time frame is a presupposition (Voraussetzung) for Company being able to operate Fab X and produce in Fab X, otherwise an economical and efficient operation and production will be threatened or not be possible. Therefore, Contractor undertakes to complete the Works in the given time frame. Moreover, Parties are aware that the environmental, health, safety and security requirements provided for in this agreement to be met on Site, when executing the works and by Fab X are far above average standard and Contractor undertakes to meet such requirements.

Moreover, both Parties explicitly acknowledge and confirm that they are aware that for being granted the allowances Company applied for under the code of allowances (Investitionszulagengesetz) based on which the financial concept underlying this project was developed it is of utmost importance to reach the respective degree of completion described under no. 7.1.c) until [***]*.

G. Company’s ability to carry out the project underlying this Agreement depends on the fact that the financial presuppositions the project is based on are met or maintained. Therefore, Parties agree that Company has an extraordinary termination right under circumstances described in this Agreement the impact of which on the remuneration is stipulated in this Agreement.

H. Contractor confirms that Contractor will at all and any time keep the project underlying this Agreement equipped with all and any resources, know-how, work force and all and any means and measures necessary to properly execute the Works under this Agreement and to complete Fab X in time and that Contractor will not reduce its activities, work force or personnel and executing other projects or contracts will not detrimentally impact the project..

*	Confidential treatment has been requested pursuant to section IV.1.(a) of the Confidential Treatment Request dated March 9, 2004.

P R O V I S I O N S

1.	Parts of this Agreement

In the event of discrepancies, the following parts of this Agreement shall be applicable in the order set forth hereinafter:

a)	this document (“Document”)

b)	the Exhibits to this Document

aa)	Exhibit 1: Site Plan

bb)	Exhibit 2: ITRS Roadmap

cc)	Exhibit 3: Design

dd)	Exhibit 4: List of Interfaces

ee)	Exhibit 5: Design Documents

ff)	Exhibit 6: Company’s Inspections

gg)	Exhibit 7: Payment Schedule

hh)	Exhibit 8: Operation and Maintenance Data

ii)	Exhibit 9: EHS Program

jj)	Exhibit 10: Clean Protocol

kk)	Exhibit 11: Lump Sum Price Calculation

ll)	Exhibit 12: List of Subcontractors consented to

mm)	Exhibit 13: Workforce Regulations

nn)	Exhibit 14: Milestone Definitions

oo)	Exhibit 15: Time Schedule

pp)	Exhibit 16: Performance Guarantee

qq)	Exhibit 17: Defects Liability Guarantee

c)	the rules of sound engineering practice (anerkannte Regeln der Technik)

d)	the applicable DIN, VDI and VDE regulations)

e)	the provisions of VOB/B (Verdingungsordnung für Bauleistungen, Teil B) The parties clarify that this does not mean that VOB/A is applicable as well.

f)	the German Civil Code (BGB = Bürgerliches Gesetzbuch).

2.	Scope of Work

2.1.	Scope of Work

Contractor is obliged to deliver to Company a new state-of-the-art microprocessor wafer fabrication facility for designing and producing integrated circuits (300 mm microprocessor wafers (65 nm technology, [***]* ([***]* defined in the roadmap attached hereto as Exhibit 2 ITRS Roadmap) and associated support facilities to be located on the Site. Contractor shall plan, design, construct, erect, install, equip, start up, calibrate, adjust and turn over Fab X and execute all Works which are necessary or expedient for completing Fab X in a turn-key and functional manner and in accordance with the specifications and descriptions contained in Exhibit 3 Design and in a ready for unrestricted hook up condition, regardless of whether the respective item or component is explicitly mentioned in Exhibit 3 Design and including, but not limited to, all and anything which is technically or functionally necessary or expedient therefore, including, but not limited to, all and any items which could have an impact on productivity, yield or ease of use but excluding any works and services as named as excluded in the list of interfaces attached as Exhibit 4 List of Interfaces.

*	Confidential treatment has been requested pursuant to section IV.2. of the Confidential Treatment Request dated March 9, 2004.

If and to the extent the description of Fab X is insufficient in order to define specifications for Fab X reference shall be made to the specifications and descriptions under the agreement of November 28,/December 5, 2002 relating to the Advanced Technology and Process Center (ATPC) or, if this agreement is insufficient to the specifications and descriptions under the Design/Build Agreement of November 15, 1996.

The parties acknowledge and confirm that in case more than one way of executing the Works leads to completion of Fab X or a component or part thereof meeting the standards and requirements provided in this Agreement, Company has the right to choose the way of execution. If exercising such right to choose leads to cost or time impact this impact is covered by the change procedure provided for in no. 4.

These aforementioned obligations include, but are not limited to, all and any Works described and provided for in the design documents attached as Exhibit 3 Design. All standards or requirements necessary or expedient as described herein for completing Fab X in a turn-key and functional manner and in a ready for unrestricted hook up condition shall be met by the Works, this includes, but is not limited to, meeting all standards and requirements provided for in the design documents attached as Exhibit 3 Design.

As exception, the Parties clarify that to the extent regulations in Exhibit 3 Design deal with the technical solution for insurance reasons (FM or VDS) (which is still pending) elements of the Works are only covered by the lump sum provided for in no. 3.1 to the extent these aforementioned elements of the Works are explicitly described in Exhibit 3 Design. To the extent that regarding the aforementioned elements of the Works works or services other than those contained in Exhibit 3 Design are requested the impact on the remuneration shall be determined in accordance with the procedure provided for under no. 4.

The Contractor shall with regard to planning, designing, constructing, erecting, installing, equipping, starting up, calibrating, adjusting and turning over use best efforts to secure maximum possible value added and to execute the Works in a manner that there is no detrimental impact on the operation of, and production in, Fab 30.

Moreover, Contractor is aware of the impact executing the Works under this Agreement could have on the operation of, and the production in, the adjacent Fab 30. Contractor acknowledges that Contractor is aware that any detrimental impact the execution of the Works may have on Fab 30 and the operation of, and production in, Fab 30 could lead to losses, damages, claims etc, for which Contractor is liable to the extent provided for in this Agreement. Contractor, therefore, knows and acknowledges that all and any Works to be executed under this Agreement shall – unless otherwise agreed upon by the Parties - be executed in a manner not affecting, influencing, disturbing or having any other detrimental impact, including, but not limited to, detrimental impact by vibrations, on the operation of Fab 30 or the production within Fab 30, including, but not limited to, the production of semiconductor processors. Contractor has examined and reviewed, and is aware of, all and any conditions relating to the Site, including, but not limited to, ground conditions, subsurface conditions and hydrological conditions and Contractor is aware of all and any requirements and conditions of a proper operation and production (including, but not limited to, the production of semiconductor processors) within Fab 30 as well as within Fab X (to all these conditions is hereinafter referred to as „Site Conditions”). Contractor is liable for executing the Works in the aforementioned manner and meeting the requirements of the Site Conditions but shall be entitled to an adjustment of the remuneration or an extension of time under the respective applicable provision of this Agreement if and to the extent findings (Kampfmittel or archäologische Funde) lead to a change of the scope of work.

2.2.	Document Flow

Contractor shall submit all Design Documents as defined in Exhibit 5 Design Documents to Company for approval (approval means written consent). Such approval by Company shall not unreasonably be withheld. Company shall approve or disapprove such documents latest within five (5) working days (working days in the meaning of this Agreement are all days from Monday through Saturday except for days which are public holidays (gesetzliche Feiertage) in the Free State of Saxony) from receipt. If Contractor has not received the approval or disapproval (defining the reason(s) for disapproval at the same point in time) within this period from Company receiving the particular document, Contractor shall give Company notice of Company´s failure to respond in time. If Contractor has not received Company´s approval or disapproval within 24 hours from Company´s receipt of such notice, the particular document shall be deemed to be approved by Company. Contractor shall not be entitled to an extension of time because of Company´s justified refusal to approve a certain document.

2.3.	Conduct of Executing Works

All Works to be executed shall, in addition to being executed in a manner meeting the standards and requirements in other parts or provisions of this Agreement, be executed in a manner meeting clean room standards as defined in Exhibit 3 Design.

Contractor explicitly acknowledges that Contractor is aware of the conditions and requirements of a 300 mm microprocessor wafer fabrication facility and the standards to be met by such facility (which are far higher than the standards of regular industrial construction), especially those to be met by the Works and Fab X, including, but not limited to, cleanroom conditions. Contractor explicitly warrants that Contractor sufficiently informs all subcontractors of all conditions, requirements and standards to be met on or by such facility, including, but not limited to, cleanroom conditions.

Company has an absolute ban on smoking in place over the entire Site and in all its buildings, with the exception of smoking zones marked accordingly.

For reasons of personal and general safety, the consumption of any alcoholic beverages during work, or starting work in an intoxicated condition, is prohibited. This also applies for other drugs.

Contractor hereby undertakes to strictly monitor compliance with these prohibitions on the part of its employees or the staff of any subcontractors used. Repeated breaches or offences, in spite of a warning, shall be a valid basis for expulsion of the employee or the subcontractor from the Site.

2.4.	Materials

Contractor shall, on demand of Company, submit for Company’s approval, detailed information, including, but not limited to, model number, quality, manufacturer, about all materials Contractor intends to use. In addition, Contractor shall submit to Company, for Company’s approval, detailed information about all materials which are exposed to parts of Fab X which are to be or might be operated under clean room conditions. Such approval shall not unreasonably be withheld by Company.

2.5.	Company’s inspections

Company shall, at any time, have the right to review and inspect all and any of the Works by Contractor, including but not limited to, any Works documents, plans, drawings, Design Documents, discs, electronic data and like (except for commercial data which shall – unless provided otherwise in this Agreement—only be disclosed if and to the extent necessary for determining price adjustments under no. 4.2 of this Document). Moreover, Contractor shall – on demand – submit to Company copies of any of such documents and all documentation and information related to the execution of the Works to be executed. Exhibit 6 Company’s Inspections shall apply accordingly to any Works to be executed under this Agreement.

2.6.	Obligations

The Parties clarify and acknowledge that the obligations which form part of the Works include, but are not limited to, the following:

2.6.1.	Statutory and like Requirements

Contractor shall obey Baustellenverordnung and all and any statutory and like requirements including, but not limited to Arbeitsstättenverordnung, Arbeitsnehmerüberlassungsgesetz, Bundesimmissionsschutzgesetz, Strahlen- und Röntgenschutzverordnung, Sicherheitsbestimmungen, Bestimmungen der Berufsgenossenschaften and all and any Unfallverhütungsvorschriften (accident prevention regulations) and all and any accident prevention obligations and EU directives and shall impose this duty on all subcontractors. This includes, but is not limited to, Contractor´s obligation to develop a security and health plan (Sicherheits- und Gesundheitsschutzplan). If Contractor proves that changes of such statutory or like requirements becoming effective after conclusion of this Agreement of which Contractor has not been aware at the time of concluding this Agreement results in changes in the scope of work the financial impact of the total of such changes of such laws or like is more than Euro 75,000.00 (seventy five thousand Euro) the change order procedure provided for in no. 4 shall apply on the entire amount (if the amount is Euro 75,000.00 or less the change order procedure shall not apply but the resulting impact on the scope of work shall be covered by the lump sum provided for in no. 3.1).

2.6.2.	Progress Updates

Contractor shall provide Company, with monthly status and progress reports and – upon reasonable and justified request of Company – with periodic progress reports in the frequency justified by the situation. In addition Contractor shall provide Company with weekly progress updates. Moreover, Contractor shall provide Company with technical progress reports relating to all completions of relevant parts of Fab X (for example “Fab construction weathertight” or “clean room ready for equipment”) and of milestones provided for in this Agreement and for completions which trigger – under the payment schedule for progress payments attached as Exhibit 7 Payment Schedule - payments on account.

2.6.3.	Construction Diary

Contractor shall keep a construction diary (Bautagebuch) on an at least daily basis.

2.6.4.	Calibrating, Adjusting, Testing

The obligations of Contractor shall include, but not be limited to, all and any calibrating, adjusting, testing and like of Fab X and all and any parts and components thereof to the extent necessary or expedient for completing Fab X in accordance with this Agreement.

2.6.5.	Permits

Contractor shall be obliged to procure all necessary permits, acceptances and like which are necessary or expedient for executing or completing the Works or completing Fab X in accordance with this Agreement, including, but not limited to, the building permit, necessary permits under water law (wasserrechtliche Genehmigungen, Erlaubnisse etc.), permits required under the Working Hours Law (Arbeitszeitgesetz) (e.g. for work on Sundays).

2.6.6.	Construction Management

Contractor shall render all and any construction management and supervision services necessary or expedient for the execution and completion of the Works and the completion of Fab X in accordance with this Agreement. This includes, but is not limited to, Contractor´s obligation to coordinate with persons, including but not limited to work or services performed by Company and with other contractors employed by Company, acting on the Site on behalf of Company. Such person acting on behalf of Company shall obey Contractor´s construction site rules and shall attend Contractor´s coordination meetings which Contractor shall carry out in a form, number and in intervals (at least weekly) as, and with all participants, necessary and expedient and invite Company to, and provide Company with protocols of all coordination meetings. However, Contractor shall not be liable and responsible for conduct of such persons acting on behalf of Company (Erfüllungsgehilfen des Auftraggebers) unless such conduct is caused by Contractor. Company shall instruct and inform any such person accordingly. The obligations of Contractor shall include, but shall not be limited to, coordinating the timing of work done by Contractor with that carried out by third parties,

•	coordinating the physical location and personnel allocation arrangements for work done by Contractor and third party works,

•	harmonizing the structural engineering aspects of the work done by Contractor with third party contributions to the project and

•	coordinating works and firms, so that all aspects of the construction project will proceed in accordance with the accident prevention regulations.

2.6.7.	Planning, Engineering, Designing, Architectural and like Works

The obligations of Contractor shall include all and any planning, engineering, designing, architectural and like works or services necessary or expedient for the execution or completion of the Works and Fab X in accordance with this Agreement. Contractor shall be obliged to deliver the completed design for Fab X.

These planning, engineering, designing, architectural and like works, include, but shall not be limited to, preparation and submission of all and any Design Documents defined in Exhibit 5 Design Documents.

2.6.8.	Operation and Maintenance Data

With respect to the obligation of Contractor regarding Operation and Maintenance Data, the provisions of Exhibit 8 Operation and Maintenance Data shall apply to the extent reasonably applicable unless explicitly provided for otherwise in this Document.

2.6.9.	Mechanical, Electrical, Processing Components

The obligations of Contractor shall include, but shall not be limited to, all and any Works necessary or expedient for planning, designing, constructing, erecting, installing, equipping, starting up, calibrating, adjusting and turning over the completed shell and all mechanical, electrical and processing components of Fab X in a turn-key and functional manner and in a ready for unrestricted hook up condition in accordance with this Agreement.

2.6.10.	Letter of Intent

The works and services rendered under the letter of intent of May 16, 2003 as amended under the letters of August 13, 2003 and November 3, 2003.

2.6.11.	Health and Savety Plan/Site Rules

Contractor shall formulate a health and safety plan and a set of site rules, and shall make the required prior notification to the competent factory inspectorate authority (Gewerbeaufsichtsamt).

2.6.12.	Environmental, Health, Safety and Security Requirements

Contractor shall meet all environmental, health, safety and security requirements provided for in Exhibit 9 EHS Program.

2.6.13.	Obligation to observe Rules

Contractor shall place its employees and any subcontractors employed under a written obligation to observe the safety and discipline rules in force at that location and Contractor shall clearly mark the rooms and areas used by it with its company name.

2.6.14.	Acceptances by Authorities

Contractor shall carry out, or have carried out, acceptances by authorities (Behördenabnahmen).

2.6.15.	Health and Savety Coordinator

Contractor shall appoint and commission the services of a health and safety coordinator (HSC), at its expense, pursuant to the Construction Site Regulations (Baustellenverordnung), VBG 1 and of the Industrial Safety Law (Arbeitsschutzgesetz). Moreover, Contractor shall provide suitable training for his personnel in all health and safety requirements, including, but not limited to, disposal of hazardous or toxic waste. Contractor shall not remove the safety and health engineer prior to completion of all and any Works on the site. This shall not be prior to remedying – and formally accepting by Company that the defects had properly been remedied – all defects which had been detected in the course of the final acceptance. Contractor may, upon Company´s prior written consent, appoint another person as health and safety coordinator.

2.6.16.	Clean Site

The Site must be kept tidy, in accordance with accident prevention regulations, for the entire duration of the Works. Rubbish and packaging material is generally to be disposed of immediately. Rubbish containers shall be emptied regularly. In particular, care shall be taken to ensure that there is no lasting impact on subsequent works from rubbish, dust and other contamination. The Site is generally to be kept clean both inside and outside. The Site shall be cleaned to the extent provided for in the clean protocol (Exhibit 10 Clean Protocol).

2.6.17.	Construction Supervisor

The construction supervisor’s rights and obligations pursuant to the Building Regulations of Saxony (sächsische Bauordnung) apply to the Contractor. Company shall be notified of the name, address and contact details of the construction supervisor in good time and may only object to such person for good cause.

2.6.18.	Clean Roads

Public roads and works roads shall be kept clean at all times, with any soiling to be cleaned up immediately.

2.6.19.	Security

Contractor shall be solely and completely responsible for, and shall establish and maintain, the security of the Site, including protection of personnel, the work and materials.

3.	Remuneration

3.1.	Lump Sum Price

As consideration in full for the Works to be executed and all obligations of Contractor under this Agreement Company shall pay to Contractor a fixed lump sum (Pauschalfestpreis) of Euro 380,500,000.00 plus VAT as applicable from time to time.

The lump sum price shall be fixed up to and including final acceptance of the entirety of Works (Der Pauschalfestpreis gilt bis einschließlich der Schlußabnahme der Gesamtleistung).

The parties acknowledge and confirm that the payments to be rendered under the letter of intent of May 16, 2003 as amended under the letters of August 13, 2003 and November 3, 2003 shall form part of the aforementioned lump sum and no additional remuneration shall be paid for these works and services which shall form part of the Works.

3.2.	Payments on Account

Contractor shall be entitled to payments on account as provided in Exhibit 7 Payment Schedule. All payments except for the final payment shall be considered payments on account (Abschlagszahlungen) and shall not be deemed to signify or imply acknowledgement (Anerkenntnis) or acceptance of the Works to which the particular payment on account relates. Invoices regarding payments on account (Abschlagsrechnungen) shall – to the extent provided for in no 10.1 and if the respective underlying Works were completed—become due for payment within 45 days from being received by Company.

On Company’s request Contractor shall – within one week from receipt of the request – provide Company with invoices on account relating to Works which Company requests to be invoiced.

If mutually agreed upon by the parties Contractor has the right to submit to Company a partial final invoice (Teilschlußrechnung) relating to parts being subject to prior use or partial acceptance, provided that such partial final invoice does not constitute acceptance or transfer of risk to Company (unless provided otherwise in this Agreement).

3.3.	German Income Tax Act

The parties clarify that the remuneration to be paid under this Agreement is subject to the provisions under section 48 German Income Tax Act (Freistellungserkärung nach § 48 Einkommenssteuergesetz), including the deduction provided for therein, to the extent applicable.

3.4.	Presupposition for Payments becoming due

No payment whatsoever shall become due prior to Contractor submitting to Company the performance guarantee provided for in no. 10.2, the refined lump sum price estimate provided for in no. 4 and Contractor submitting to Company a declaration (Freistellungserklärung) meeting the requirements of section 48 German Income Tax Act (Einkommenssteuergesetz) or a declaration – justified—that Contractor will not submit such declaration.

Except for the first payment on account of [***]* (plus VAT as applicable from time to time) no payment whatsoever shall become due prior to an equity injection security (belastbare Durchfinanzierungszusage being submitted to Company.

4.	Changes

Company shall be entitled to – in writing – request Contractor to execute changes or additional works, services and deliveries (“Additional Works”). Such changes or Additional Works shall be executed even if at the time of the written request agreement on the impact of the change or the Additional Works on the remuneration to be paid to Contractor has not been reached. In that case the impact on the remuneration shall be determined within a reasonable time from the Company´s request to execute changes or Additional Works.

The execution of changes or Additional Works prior to an agreement on the impact on the price shall not lead to a detrimental financial impact on Contractor. However, Contractor shall, prior to the execution notify Company in writing of the price impact, otherwise Contractor shall not be entitled to an increase of the remuneration.

If an order of Company for changes or Additional Works leads to the project being held up, interrupted or an extension of time, Contractor shall notify Company in writing prior to the commencement of the execution of the changes or of the Additional Works on the – fifth (5) working day from receipt of the written request. If Contractor fails to give such written notification in time, Contractor shall not be entitled to an extension of time.

Unless provided otherwise in this Agreement all provisions relating to Works and the execution of Works under this Agreement shall also apply to changes or Additional Works.

Company is, at any time, entitled to request Contractor not to execute certain Works or to reduce the scope of work. In this case Contractor is obliged to

*	Confidential treatment has been requested pursuant to section IV.1.(b) of the Confidential Treatment Request dated March 9, 2004.

immediately stop Works which Contractor is requested not to execute. The Parties clarify that this does not lead to a reduction of the remuneration Contractor is entitled to for Works already executed (the Parties clarify that works which are in progress are remunerated to the extent already carried out) in accordance with this Agreement prior to receipt of the request. Only in case and to the extent Contractor is in the course of duly executing the Works obliged to remunerate subcontractors or render other payments to third parties, which remuneration or payment can not be avoided (for example can be avoided since the change leads – in total—to an increased remuneration or payment) Company shall reimburse Contractor for such expenditures (such reimbursement shall be limited to the remuneration if the portion had be executed).

The Parties clarify that changes of quantities (Massen and Mengen) within the scope of work (the scope of work which relates to the lump sum provided for in no. 3.1) shall not lead to an adjustment of the remuneration.

The remuneration provided in no 3.1 of this Agreement shall – in case change or Additional Works are executed – be adjusted as follows:

4.1.	Adjustment can be calculated based on lump sum price calculation

Contractor based the lump sum provided for in no. 3.1 on the lump sum price calculation attached as Exhibit 11 Lump Sum Price Calculation.

4.1.1.	Works to be executed in addition

If due to a request for changes or Additional Works works, services or deliveries which are not part of the Works which form part of the wafer fabrication facility to be completed as described under no. 2.1 but which are equal to items, other parts of the Works or components etc. covered by the lump sum price calculation or the refined lump sum price calculation are requested to be executed and not part of the Works to be executed for the initial lump sum the remuneration is increased by the amount for the respective part of the change or Additional Works to be executed contained in the lump sum price calculation or, the refined lump sum price calculation (which based on and in line with the lump sum price calculation further details the lump sum price calculation and in which unit prices are allocated to all components, items etc.) if already delivered at the time of requesting the change or Additional Works underlying the works, services or deliveries to be executed or rendered in addition. The refined lump sum price calculation shall be submitted to Company by Contractor no later than November 30, 2003 and replace the the lump sum price calculation.

4.1.2.	Works not to be executed

If due to a request for changes or Additional Works, Works covered by the lump sum price calculation are requested not to be executed, the Works to be executed for the initial lump sum the remuneration is reduced by the amount for the respective part of the Works not to be executed contained in the lump sum price calculation or the refined lump sum price calculation, if already delivered at the time of requesting not to execute Works or Additional Works underlying the works, services or deliveries to be executed or rendered in addition. The refined lump sum price calculation shall be submitted to Company by Contractor no later than November 30, 2003.

4.1.3.	Changes leading to Reductions and Additions

If changes requested lead to reductions as well as additional works, services or deliveries, the price impact of additional works, services or deliveries the increase is determined under no. 4.1.1 and the price impact of reductions is determined by no. 4.1.2.

4.2.	Adjustment can not be based on lump sum price calculation

If certain works, services or deliveries to be executed are not covered by the scope of work to be executed for the lump sum provided for in no. 3.1 and to the extent the adjustment of the price cannot be determined in accordance with no. 4.1 since the works, services or deliveries requested to be executed are not covered by the lump sum price calculation or the refined lump sum price calculation the price adjustment shall be determined in accordance with the following procedure which the Parties agree to follow without any detrimental time impact on the completion of Fab X:

Contractor shall - based on tender documents approved by Company - ask potential subcontractors for competitive bids (generally three) based on a lump sum approach for such works, services or deliveries. Contractor shall also be entitled to submit a bid. Company shall have the right to provide additional bids. Based on the bids – of which Company is provided with copies - Contractor shall submit to Company a written proposal which bid Contractor considers most favorable for Company which proposal shall contain the underlying reasons.

Contractor is entitled to a fee of [***]* of the remuneration to be paid to the respective subcontractor (as general contractor’s fee (Generalübernehmerzuschlag) and of [***]* of the remuneration to be paid to the respective subcontractor as lump sum for the indirect costs of Contractor in addition to the costs to be paid to the respective subcontractor in accordance to the respective subcontract.

The Parties clarify that not Company but Contractor shall be party to the subcontracts and that the provisions of this Agreement relating to subcontractors shall apply unless explicitly provided otherwise in this no. 4.2.

4.3.	Payments

In case of reductions the respective reduction will be considered in the next invoice regarding a payment on account (Abschlagsrechnung) and the amount invoiced is reduced accordingly. In cases of increases of remuneration the respective increase shall be – in verifiable form and explaining the calculation of the increase and the basis thereof in detail – included in the invoice regarding the payment on account which relates to the Works the change or Additional Works relate(s) to.

In case of a termination of the entire Agreement under the termination provisions contained in no. 13.2 of this Agreement, Contractor shall be only entitled to the remuneration provided for in these termination provisions.

*	Confidential treatment has been requested pursuant to section IV.1.(b) of the Confidential Treatment Request dated March 9, 2004.

5.	Subcontracting/Personnel

5.1.	Subcontracting

Contractor shall be entitled to subcontract parts of the Works if and to the extent the following procedure is applied. Prior to entering in contracts with subcontractors Contractor shall inform Company in writing of Contractor´s intention to subcontract giving Company the complete name and address of the proposed subcontractor and the part of the Works to be executed by this subcontractor. The Contractor shall not employ a proposed subcontractor if Company submits to Contractor in writing – and within three working days from being informed of name, address and part of work – an objection to employing the subcontractor and this objection is supported by good cause explained in writing in the objection letter.

In case such objection is supported by good cause, Contractor is not entitled to any additional remuneration because of the employment of a subcontractor other than the one initially proposed.

The Parties acknowledge that Company has not objected to employing the subcontractors contained in the list attached as Exhibit 12 List of Subcontractors consented to.

Subcontracting does not impact on Contractor’s liability and responsibility under this Agreement. The Contractor remains liable for all acts and omissions of the subcontractors which shall be persons or entities engaged by Contractor for the fulfillment of Contractor´s obligations (Erfüllungsgehilfen des Contractors). The Contractor shall use its best efforts in choosing subcontractors which are competent, capable and qualified to complete the Works to be executed by the respective subcontractor properly and in–time.

The Contractor explicitly affirms that its employees are paid at least minimum wages. The Contractor moreover affirms only to employ subcontractors and entities providing workers (Verleiher i.S. des Arbeitnehmerüberlassungsgesetzes) which equally compensate their employees by minimum wage. Contractor will – on demand – provide Company with the necessary documentation that Contractor as well as any subcontractor or entities providing workers have paid and will pay such minimum wage.

Contractor shall, simultaneously with signing this Agreement, sign the declaration attached to this Agreement as Exhibit 13 Work Force Regulation and shall impose on subcontractors at least the same obligations.

5.2.	Personnel

The Contractor’s personnel shall be appropriately qualified, skilled and experienced in their respective trades and occupations, as to ensure professional execution of the works. Contractor shall impose on all subcontractors the obligation to employ and use equally qualified, skilled and experienced personnel.

Company may require the Contractor to remove (or cause to be removed) any of Contractor´s personnel, unless Company requires such removal unreasonably. Contractor shall impose on all subcontractors and the same obligation to remove (or cause to be removed) any of these subcontractors’ personnel if Company reasonably so requires. Company shall have the right to inspect at any time if the Contractor and all subcontractors meet all applicable labor law requirements. Not meeting these requirements shall be considered a reason for termination for good cause.

Contractor shall not remove the key personnel listed below without prior written approval of Company.

Name             Title/Position

[***]*            Project Manager on site

[***]*            Deputy Project Manager

[***]*            Commercial Manager on site

[***]*            Executive Sponsor

[***]*            Executive Sponsor

[***]*            Executive Sponsor

*	Confidential treatment has been requested pursuant to section IV.3. of the Confidential Treatment Request dated March 9, 2004.

The aforementioned key personnel - except Executive Sponsors - shall - except for times of vacation, holiday or illness—be present on Site at all time to ensure proper execution of the personnel’s function and may not be used in other projects than the project underlying this Agreement.

The responsible person authorized to act on Company’s behalf shall be [***]* and as substitute responsible person [***]*.

The responsible person authorized to act on Contractor’s behalf shall be [***]* and as substitute responsible persons [***]*.

Such responsible and substitute responsible persons shall be authorized to enter into binding agreements and to give binding declarations (Willenserklärungen) for and against the respective Party represented.

6.	Formal Acceptance

6.1.	Formal Acceptance

After completion of the whole of the Works to be executed including, but not limited to, the tests to be performed (being precondition to acceptance) and the submission of all documents related to the execution of this Agreement, the Parties shall carry out a formal acceptance (förmliche Abnahme) to be documented in a protocol signed by authorized representatives of both Parties.

6.2.	No prior Acceptance

Only finally and formally accepting the whole of the Works to be executed, including but not limited to, the tests to be performed and the submission of all documents related to the execution of this Agreement shall constitute an acceptance and not if a certain time from the notification of the completion has expired, or if Company has begun to use the relevant part of the Works, Fab X or parts thereof. No other declaration (than the Acceptance Certificate) by Company or by anybody acting on behalf of Company or any third party (as a

*	Confidential treatment has been requested pursuant to section IV.3. of the Confidential Treatment Request dated March 9, 2004.

lender) than the formal final acceptance shall be considered an acceptance or having any impact of an acceptance.

The acceptance may not be withheld in case of minor defects (unwesentliche Mängel).

However, if Company desires to accept or use a certain part of the Works or a certain part of Fab X prior to this formal final acceptance, Company has the right to request Contractor to participate in (a) partial acceptance (s) which then has/have to take place within one week from Company being requested in writing. If such partial acceptance has been formally carried out the risk regarding those Works covered by the partial acceptance is – unless defects were not detected by Company or hidden at the time of the partial acceptance – transferred to Company. However, the limitation period for defects liability shall – in any case - not commence prior to the day after the day of final acceptance.

In case damages and defects are caused by Company due to any kind of activities Contractor shall not be liable for any impact resulting thereof.

If in the course of any acceptance defects are ascertained, Contractor shall be obliged to remedy these defects within 10 weeks from the date of acceptance, unless this time period is not reasonable (angemessen). This does not affect or limit the right of Company to refuse the formal final acceptance (or if a partial acceptance has been carried out in accordance with this Agreement, the partial acceptance) according to Sec. 12 no. 3 VOB/B.

No acceptance - whether partial or final - to be granted in accordance with this agreement shall be unreasonably withheld.

Shortcomings and defects identified in the course of an acceptance shall be noted in a mutually developed punch list

7.	Milestones; Contractual Penalty

7.1.	Milestones (Vertragsfristen)

The following milestones allocated to the respective independent assets shall constitute contractual terms in the meaning of sec. 5 no. 1 VOB/B:

a)	CUB Weathertight

All Works necessary or expedient for reaching CUB Weathertight (Fertigstellung der äußeren Hülle des Central Utility Building) as defined in Exhibit 14 Milestone Definitions shall be completed on [***]* at the latest.

b)	Fab Weathertight and Airtight

All Works necessary or expedient for reaching Fab Weather- and Airtight (Fertigstellung der äußeren Hülle des Fab Gebäudes) as defined in Exhibit 14 Milestone Definitions shall be completed on [***]* at the latest.

c)	Fab X Ready for Equipment

All Works necessary or expedient for reaching Fab X Ready for Equipment condition (which means that all independent assets of FabX (Office, Spine, CUB and Fab) are ready for equipment as defined in Exhibit 14 Milestone Definitions) shall be executed on [***]* at the latest.

The Parties clarify that in case hindrances or other delays which Contractor is not liable for (die Contractor nicht zu vertreten hat) or in case of Contractor being entitled to additional time due to requests of Company to execute changes or Additional Works (if and to the extent Contractor proves that such change or Additional Works result in a delay), Contractor shall not be in delay for these days and the date at which the part of the Works underlying the relevant milestone are to be completed is postponed by the number of working days by which due to such hindrance, delay or additional time the execution is delayed (which is calculated by applying the critical path method), provided, however, that Contractor is – under this Agreement – entitled to claim such additional time. The Parties acknowledge and confirm that there could be substantial hindrances, delays and orders to execute Additional Works which could lead to (a) substantial postponement(s) which would not lead to the provisions of this Agreement regarding milestones and contractual penalties no longer being applicable (however, the date(s) of the respective milestone(s) shall be postponed in accordance to this no. 7.1).

*	Confidential treatment has been requested pursuant to section IV.1.(a) of the Confidential Treatment Request dated March 9, 2004.

7.2.	Contractual Penalty (Vertragsstrafe)

a)	If Contractor is, due to Contractor’s fault, in delay with meeting the milestone CUB Weathertight provided for in no. 7.1.a) of this Agreement for more than [***]*, Company shall be entitled to a contractual penalty of

•	[***]*

•	[***]*

•	[***]*

The total of any contractual penalty to which Company is entitled to for being in delay with meeting the milestone CUB Weathertight shall not exceed [***]*.

b)	If Contractor is, due to Contractor’s fault, in delay with meeting the milestone Fab Weathertight and Airtight provided for in no. 7.1.b) of this Agreement for more than [***]*, Company shall be entitled to a contractual penalty of

•	[***]*

•	[***]*

•	[***]*

The total of any contractual penalty to which Company is entitled to for being in delay with meeting the milestone Fab Weathertight and Airtight shall not exceed [***]*.

c)	If Contractor is, due to Contractor’s fault, in delay with meeting the milestone Fab X Ready for Equipment provided for in no. 7.1.c) of this Agreement for more than [***]*, Company shall be entitled to a contractual penalty of

•	[***]*

•	[***]*

*	Confidential treatment has been requested pursuant to section IV.1.(b) of the Confidential Treatment Request dated March 9, 2004.

•	[***]*

The total of the contractual penalty to which Company is entitled for being in delay with meeting the milestone Fab X Ready for Equipment shall not exceed [***]*.

The Parties acknowledge and confirm that the entitlement to contractual penalty does not impact on Company’s other or further rights or claims based on the delay, including, but not limited to, Company’s right to claim compensation for damages because of such delay (Verzugs- und/oder Verzögerungsschaden) including, but not limited to, damage due to allowance not being granted (Investitionszulagen). These other or further rights or claims shall, however, be reduced by the amount of the contractual penalty to which Company is entitled.

The parties acknowledge and confirm, that the contractual penalty Company is entitled to shall be reduced to the amount of the actual damage (Verzugs- und/oder Verzögerungsschaden) including, but not limited to, damage due to allowance not being granted (Investitionszulagen)) caused by the delay if the milestone Fab Ready for Equipment is met despite one of or both of the other penalized milestones were not met. If the contractual penalty had already been paid by Contractor and is to be reduced in accordance with the preceding sentence Company has to reimburse Contractor accordingly.

The Parties clarify that Company may reserve its right to demand a contractual penatly (Vorbehalt der Vertragsstrafe) until the due date of the final invoice.

7.3.	Further Milestones

In addition, Contractor is obliged to complete the following milestones (some of which are defined in Exhibit 14 Milestone Definitions) by the following dates:

Milestone	Date

Spine weathertight	[***]*

Office weathertight	[***]*

Office ready for Occupation	[***]*

*	Confidential treatment has been requested pursuant to section IV.1.(a) of the Confidential Treatment Request dated March 9, 2004.

Ready for Unrestricted Hook Up                [***]*

The fact that these milestones are not subject to contractual penalty does not impact Contractor’s responsibility for meeting these milestones or Contractor’s liability for damages, losses etc. resulting from Contractor culpably being in delay with punctually completing the relevant part of the Works necessary for complying with the relevant milestone. In case of hindrances or other delays which do not result from culpable conduct of Contractor or in case of Contractor being entitled to additional time due to orders of Company to execute Additional Works, the last two sentences of no. 7.1. shall be applied accordingly.

7.4.	Schedule

Contractor shall – within two weeks from signing this Agreement – furnish to Company a detailed schedule based on the milestones provided for in this Agreement and on the critical path method showing all activities and Works to be executed and the time frame within which these activities and Works shall be executed as well as the implications and consequences of these activities and Works, especially the impact of each activity or work on each other. The time schedule to be provided within two weeks from signature of this Agreement shall be based on and reflect the preliminary time schedule attached as Exhibit 15 Time Schedule. If the project falls behind schedule the Contractor shall prepare and submit for Company´s approval a recovery plan showing such actions as may be required to restore the schedule. Contractor shall only be entitled to compensation for additional costs of these actions, and these costs shall only be considered reimbursable costs, if Contractor proves that falling behind the schedule was not due to Contractor.

7.5.	Force Majeure

Neither Party shall be liable for delays which are caused by events of force majeure. Occurences beyond the control of the party affected shall constitute force majeure of such affected party, including, but not limited to, acts of governmental authority (excluding delays attributable to the party’s delays or other fault and excluding proper exercise of the police power response to an

*	Confidential treatment has been requested pursuant to section IV.1.(a) of the Confidential Treatment Request dated March 9, 2004.

improper act or omission of the affected party), unusually severe weather conditions (as defined in this section), strikes or other concerted actions of workmen (except to the extent caused by the affected party or persons or entities acting on the affected party’s behalf (Erfüllungsgehilfen) and except to the extent that a strike had been announced in advance and provision could have been made to alleviate such strike’s effects), fires, floods, explosions, riots, sabotage or shipwrecks (except to the extent such fires, floods, explosions, riots, sabotage, or shipwrecks were caused by the affected party or its agents, officers, representatives, subcontractors or vendors), war and rebellion. As used in this no. 7.5 of this Agreement, the term “unusually severe weather conditions” shall mean wheather condition that (i) Contractor establishes to Company’s reasonable satisfaction were not reasonable foreseeable and (ii) were sufficiently severe that thirty percent (30%) of the work force employed on the Site were unable to work, and (iii) resulted in delay that affected the critical path set forth in the schedule provided for in no. 7.4 of this Agreement. Notwithstanding anything herein to the contrary, events of “force majeure” shall not include the following: (I) delays caused by general economic conditions or (II) delays caused by open market conditions, such as inability to procure labor or materials in the open market. Insufficiensies in the design of Fab X, rejection by Company pursuant to this Agreement of any proposed subcontractor or material or absense of Contractor’s representatives or other personnel shall also not be considered as a just cause of delay. Contractor shall be fully responsible for the timely ordering, scheduling, expediting, delivery, and installation of all material, items etc Therefore, delays by vendors in manufacture or delivery of materials, which delays are not caused by force majeure, or shortages of labor or materials resulting from general market conditions shall not be considered as a just cause of delay.

8.	Distribution of Risk

Except otherwise provided in no. 6 the distribution of risk shall be exclusively governed by sections 644, 645 German Civil Code (BGB).

9.	Defects Liability

9.1	Defects Liability

The limitation period for defects liability (Gewährleistungsfrist = Frist in der Mängelansprüche verjähren) shall be:

Wear and tear:	½ year

Electrical (electrical generating or transmitting equipment, such as transformers, switch gear, generators,, etc.):	two years

Rotating and fire exposed parts and bulbs:	one year

Piping and static as well as mechanical parts:	five years

Any other portion of the facility:	five years

Roof:	ten years

In case Contractor and Contractor’s subcontractors or any vendors agree on a longer limitation period such longer limitation period shall apply. The reference in sec. 13 no 5 VOB/B to the limitation period in sec. 13 no 4 VOB/B shall be substituted by a reference to the limitation period provided for in this no. 9 of this Agreement. Section 13 no 4 VOB/B shall not apply. The limitations on the liability, especially on the liability for consequential damages, provided for in section 13 no. 7 VOB/B shall not apply.

9.2.	Warranty

Contractor shall warrant that all and any Works are executed in accordance with this Agreement and that the result to be achieved (Werkerfolg) is in accordance with this Agreement.

9.3.	Warranties

Contractor has carefully examined and is aware of the location of all and any means for supply of Fab 30 and of Fab X and for disposal of substances, including, but not limited to, water, bulk gas, gas, light or electromagnetic signals or impulses and energy, including, but not limited to, utilities and all and any means for disposal of such or like substances. Contractor is aware of all and any conditions which could have an impact, including, but not limited to, detrimental impact by vibrations, on the proper operation of Fab 30 and/or on the proper production, including, but not limited to, the production of semiconductor processors, within Fab 30, including, but not limited to, those which could, will or could arise or which will or could be caused by the execution of the Works (or by the execution of changes or Additional Works) to be carried out by Contractor or by subcontractor. Contractor has carried out all surveys necessary or expedient to examine and review all and any Site Conditions, including, but not limited to surveys with respect to subsurface conditions, the vibration risk, the impact of radar (Radarverträglichkeit) and all risks which could lead to an interruption or limitation of the production or could have a detrimental impact on a proper operation of Fab 30 or Fab X or the unlimited, unrestricted and proper production, including, but not limited to, the production of semiconductor processors, within the Fab 30 or Fab X.

Contractor warrants (i) that the work, the Works, any changes and Additional Works and the design shall satisfy Company´s requirements for clean room air quality, process equipment (unless unknown by Contractor), vibration, particularity, air, water and other quality requirements of Company; (ii) that the execution of the Works and of any changes and Additional Works will not lead to any vibrations which affect, influence, disturb or have any other detrimental impact on the unlimited, unrestricted, and proper operation of Fab 30 or Fab X or on the unlimited, unrestricted and proper production, including, but not limited to, the production of semiconductor processors, within Fab 30 or Fab X and that the Works any changes and Additional Works or the execution of the Works any changes and Additional Works will not affect, influence, disturb or have any other detrimental impact on the unlimited, unrestricted and proper operation of Fab 30 or Fab X or on the unlimited, unrestricted and proper production, including, but not limited to, the production of semiconductor processors, within Fab 30 or Fab X; (iii) that Contractor has only employed and selected and will only use such means and methods which cannot affect, influence, harm or have any other detrimental impact on the unlimited, unrestricted and proper operation of Fab 30 or Fab X or on the unlimited, unrestricted and proper production, including, but not limited to the production of semiconductor processors, within Fab 30 or Fab X; (iv) that Contractor has carefully examined and reviewed any and all means and methods to be employed for the execution of the Works any changes and Additional Works to be executed under this Agreement; (v) that Contractor has examined and knows all and any facts, events and circumstances which might be relevant to, or could affect, influence, harm, or have any other detrimental impact on, the unlimited, unrestricted and proper production, including, but not limited to, the production of semiconductor processors, within Fab 30 or Fab X, (vi) that Contractor has performed all and any surveys and tests necessary to examine and know all and any Site Conditions; (vii) that there are no Site Conditions which could be relevant to, or affect, influence, harm or have any other detrimental impact on the proper execution of, the Works any changes and Additional Works to be performed under this Agreement, or which might be relevant to, or could affect, influence, harm or have any other detrimental impact on the proper operation of Fab 30 or Fab X and the unrestricted, unlimited and proper production, including, but not limited to, the production of semiconductor processors, within Fab 30 or Fab X, (viii) that Contractor has carefully examined the Site and is aware of the location of any means through which Fab 30 or Fab X is or will be supplied, including, but not limited to, the supply with water, bulk gas, other gas, electricity, light or electromagnetic signals or impulses, including, but not limited to, utilities and all any means for the disposal of such or like substances, (ix) that—unless agreed upon otherwise between the Parties - the Works any changes and Additional Works will not lead to any vibrations exceeding 250 microinch/sec for ATPC and 320 microinch/sec Malab for and that Contractor is responsible for all Site Conditions.

If mutually agreed upon between the parties, Contractor shall be granted defined shut down periods, if and to the extent such shut downs are absolutly necessary for proper execution of the Works. Such shut downs may only be granted, if and to the extent the operation of and production within Fab 30 is impacted to the lowest degree possible.

10.	Securities

10.1.	Retention

Company may retain from any payment to be made under this Agreement an amount equal to a total of [***]* of the gross remuneration due at the relevant

*	Confidential treatment has been requested pursuant to section IV.1.(b) of the Confidential Treatment Request dated March 9, 2004.

time. Therefore, Company is only obliged to pay [***]* of the amounts which are due under invoices submitted in accordance with this Agreement. At the time of final formal acceptance Company may retain this amount as defects liability security (Gewährleistungssicherheit). Company will pay Contractor said amount retained—to the extent not used in accordance with this Agreement to remedy defects – (i) at the expiration date of the defect liability period (Gewährleistungsfrist = Frist in der Mängelansprüche verjähren) or (ii) at the date of Contractor furnishing a defects liability bank guarantee (Gewährleistungsbürschaft) issued by a German bank or savings bank.

10.2.	Performance Guarantee (Vertragserfüllungsbürgschaft)

The Contractor shall deliver to Company a performance guarantee (Vertragserfüllungsbürgschaft) meeting the requirements of sec. 17 VOB/B and conforming to the sample attached as Exhibit 16 Performance Guarantee. The guarantee shall be issued by a German bank or savings bank. The amount of this guarantee shall be [***]* of the gross remuneration. The guarantee shall secure the execution of all and any obligations of Contractor under this Agreement as well as furnishing a defects liability guarantee. If the performance guarantee has not been used, the Company shall return the performance guarantee after the date of final acceptance simultaneously (Zug-um-Zug) to the defects liability guarantee being furnished by Contractor. No payment whatsoever shall be due prior to handing over such guarantee.

10.3.	Defects Liability Guarantee (Gewährleistungsbürgschaft)

If Contractor – after final acceptance – furnishes a defects liability bank guarantee (Gewährleistungsbürgschaft) to release the amount retained under no. 10.1. of this Agreement, this guarantee shall conform to the sample attached as Exhibit 17 Defects Liability Guaranteeand meet the requirements of sec. 17 VOB/B. This defects liability bank guarantee shall – to the extent it has not been made use of in accordance with the provisions of this Agreement – be returned upon expiry of the limitation period for defects liability as provided for in no. 9 of this Agreement.

*	Confidential treatment has been requested pursuant to section IV.1.(b) of the Confidential Treatment Request dated March 9, 2004.

The amount of this guarantee shall be [***]* of the gross remuneration (total of the gross remuneration under no. 3.1 of this Agreement). However, Contractor has—upon expiry of the limitation period for the Works except for the part of the Works related to the roof the right to reduce this bank guarantee to [***]* (or the retention of no bank guarantee has been delivered) of the gross remuneration relating to the roof—by providing a bank guarantee of [***]* relating to the gross remuneration with respect to the roof simultaneously (Zug-um-Zug) to handing back the guarantee of [***]* of the gross remuneration (or the remainder thereof if of the bank guarantee has (partly) been made use of).

10.4.	Assignment for Security Purposes

Contractor assigns for security purposes (tritt sicherungshalber ab) to Company all and any claims, including, but not limited to, claims related to defects liability (Gewährleistungsansprüche which includes Mängelansprüche), performance (Erfüllungsansprüche), against any or all (einzelne oder alle) of its subcontractors and other contractors, as architects engineers and the like, vendors and other persons or entities which Contractor employs for and related to fulfilling its duties under this Agreement. Company accepts this assignment. Company may only foreclose on this assignment to the respective subcontractor if the Contractor is – despite receipt of a written warning notice explicitly notifying Contractor that not remedying the delay despite the notice will lead to such foreclosure to the rerspective subcontractor—in delay with duties under this Agreement. The Contractor is obliged, in its name, to raise and enforce these claims assigned for security purposes until the relevant assignment is foreclosed on vis-á-vis the relevant person or entity (geltendmachen in eigenem Namen und für eigenes Recht).

10.5.	Security to be provided by Subcontractors

Contractor shall oblige its subcontractors to deliver security corresponding to that provided for in no. 10.2 and 10.3 and shall assign the rights and claims for security purposes corresponding to no. 10.4.

*	Confidential treatment has been requested pursuant to section IV.1.(b) of the Confidential Treatment Request dated March 9, 2004.

11.	Copyrights (Urheberrechte)

11.1.	Confirmation

Contractor confirms that it holds all and any rights transferred to or made usable by Company under this Agreement and holds harmless and indemnifies Company from any result or impact of Contractor not being, or not being unlimited, holder of these rights.

11.2.	Rights to Ideas and other intellectual Property

The Parties agree, confirm and acknowledge that, except for the copyright connected to the person developing an idea (the author) (Urheberpersönlichkeitsrecht), all copyrights and any other intellectual property rights related to Fab X shall be transferred to Company.

Therefore, Contractor agrees that all writings, software, drawings, designs, copyrightable material, improvements, developments, inventions and discoveries (collectively referred to as the “Ideas”) made conceived, developed, reproduced, produced or the like by Contractor (including Contractor´s subcontractors unless the respective subcontractor does not consent to such transfer even if Contractor uses best efforts to get the respective transfer, in which case Contractor shall inform Company for giving Company the opportunity to take care of such transfer which Contractor shall support with all reasonable means) during the course of this Agreement and/or related to Fab X which relate in any manner to Company´s business and/or the Works to be executed, or which Contractor may become associated with while executing the Works, shall only be used and utilized by Company, and Contractor hereby transfers to the Company all right, title and interest to use and utilize such Ideas.

Contractor agrees to assist Company in all and any proper way to enable Company to defend and enforce Company´s aforementioned rights in and to such Ideas in any and all countries and jurisdictions, including the disclosure to Company of all pertinent information and date with respect thereto, and the execution of all applications, specifications, oaths, assignments and all and any other instruments which are reasonably necessary in order to apply for and obtain copyright protection, mask works registration and/or patents and in order to assign and convey to Company, Company’s successors, assignees and nominees, sole and exclusive rights, title and interest in and to such copyrights, mask works, inventions, patent applications and patens.

Contractor’s obligation to execute (or cause to be executed) instruments or papers such as those described in the above paragraph shall continue after completing all Works. If testimony or information related to any of the aforementioned matters or related to any intereference and/or litigation, including, but not limited to, any administrative procedures, is required by the Company either prior to the completion of the Works or later on, Contractor agrees to give all information and testimony and do all things requested by Company that Contractor may lawfully do.

In the event the Company should not seek to obtain copyright protection, mask work registration or patent protection or patent protection for any of said Ideas but should desire to keep the same secret, Contractor agrees to assist the Company in this and will not disclose any information as to the same exept if, and if so to the extent, required by law or consented to in writing by the Company.

Contractor shall obtain the written agreement of all subcontractors that these subcontractors comply with this no 11.2 of this Agreement and especially that – to the degree provided for in the second paragraph of this no. 11.2 – any transferable right relating to copyright and Ideas regarding Fab X is transferred to the Company. Contractor confirms that Contractor is able to transfer all such rights of third parties (including subcontractors) to the Company and indemnifies and holds harmless from any impact of these rights not having been properly transferred to Company in accordance with this Agreement.

Contractor agrees to obtain Company’s written approval prior to the inclusion of any third party intellectual property or pre-existing Contractor intellectual property, including, but not limited to, software and documentation, into any Works executed or product of Works executed or items furnished by Contractor under this Agreement. Company may decline to give such approval at Company’s sole discretion. Contractor ensures that Contractor has the right to include such third party intellectual property or pre-existing Contractor intellectual property in any Works executed and any products of Works executed and any items furnished by Contractor and that Company shall have the right to use such third party intellectual property or pre-existing Contractor intellectual property in any Works executed or any products of Works executed and any items furnished by Contractor under this Agreement to the same extent as Company may use such Works executed or product of Works executed or items furnished by Contractor pursuant to this Agreement.

Contractor ensures that the execution of Works and the transferred exclusive rights to use the Ideas does not infringe any third party proprietary rights.

In the event Company’s use of the Ideas in accordance with the provisions of this Agreement becomes subject to infringement proceedings initiated by a third party, Contractor, at Company’s option and in addition to Company’s other rights under the law, shall be obligated, irrespective of its culpable behaviour, to procure at Contractor’s expense the right for Company to use the Ideas in accordance with the provisions of this Agreement. Company may set a reasonable period of time for Contractor to provide such remedy and in case Contractor does not procure the right for Company to use the Ideas within the period set Company shall have the right to procure the right for Company to use the Ideas on Contractor’s reasonable costs and to deduct the amount necessary for procuring the right for Company to use the Ideas from the remuneration Contractor is entitled to under this Agreement.

Upon Company’s request, Contractor shall, at Contractor’s reasonable cost, either itself defend or settle or provide any reasonable support for Company to defend or settle any legal dispute which is brought against Company on account of the alleged infringement of a third party proprietary right as a consequence of Company’s use of the Ideas in accordance with the provisions of this Agreement. Contractor shall reimburse Company any reasonable costs and reasonable expenses arising out of or in connection with such a legal dispute and shall indemnify Company for any damages awarded against Company in such a legal dispute.

11.3.	Payment included in Lump Sum

The Parties agree, clarify and acknowledge that the remuneration for the transfer and the assignment of these Ideas and copyrights and the aforementioned rights of Company is included in the lump sum remuneration provided for in no. 3.1. of this Agreement.

12.	Lender

The Parties acknowledge and confirm that Company has the right to transfer this Agreement or assign claims or rights thereunder.

13.	Termination

13.1. Termination	Rights provided for in VOB/B

The Parties may terminate this Agreement in accordance with the provisions of VOB/B.

13.2.	Extraordinary Termination Right

In addition, Company shall have an extraordinary termination right if the co-operation agreement between the Free State of Saxony, Advanced Micro Devices Inc. and M+W Zander Fünfte Verwaltungsgesellschaft mbH of November 20, 2003 (Kooperationsvertrag vom 20. November 2003) may be terminated under the termination rights provided for in the co-operation agreement or if the co-operation agreement does not become valid until March 31, 2004.

In case of exercising such extraordinary termination right Contractor shall be entitled to the remuneration agreed upon for Works executed (inclusive profit if profit was included in the remuneration due until the termination date), remuneration for commitments vis-à-vis third parties which Contractor made in the due course of performing this Agreement but only if and to the extent Contractor proves that the respective commitment or the resulting remuneration can not be avoided or reduced. Contractor shall not be entitled to any profits relating to the works not executed. Section 649 German Civil Code (BGB) shall not apply.

14.	Liability

14.1.	Contractor generally liable

The Contractor shall be liable for the execution of the Works and the compliance with all and any provisions of this Agreement.

Contractor shall comply with all statutory, legal, regulatory, accident insurance or other rules etc., e.g. dangerous goods regulations (Gefahrgutverordnung) and all environmental provisions which apply to this Agreement, the execution of the Works and the product (Werkerfolg) to be completed.

Contractor shall indemnify and hold harmless Company (including its representatives and employees) from and against all claims, damages, losses, expenses and the like arising from, or in connection with or related to this Agreement, the execution of the Works and the product (Werkerfolg) to be completed.

Contractor shall be responsible for Contractor’s subcontractors and all and any conduct of Contractor’s subcontractors. Contractor’s subcontractors shall be persons or entities engaged by Contractor for the fulfillment of Contractor’s obligations (Erfüllungsgehilfen des Contractors).

14.2.	Liability for Damages

The Parties explicitly acknowledge and clarify that this includes the obligation of Contractor to indemnify and hold harmless Advanced Micro Devices Inc., AMD Saxony LLC & Co. KG, AMD Saxony LLC, AMD Saxony Holding GmbH and AMD Saxony Admin GmbH and the officers and employees of Advanced Micro Devices Inc., AMD Saxony LLC & Co. KG, AMD Saxony LLC, AMD Saxony Holding GmbH and AMD Saxony Admin GmbH from and against all claims, damages, losses, expenses and the like arising from, or in connection with or related to, this Agreement or the execution of the Works regardless of whether Advanced Micro Devices Inc., AMD Saxony LLC & Co. KG, AMD Saxony LLC, AMD Saxony Holding GmbH and AMD Saxony Admin GmbH have, because of such claims, damages, losses, expenses and like, claims against Contractor or not (and regardless whether these claims, damages, losses, expenses and the like refer to Fab 30 or Fab X). Contractor shall - in accordance with other agreements - put Company, Advanced Micro Devices Inc., AMD Saxony LLC & Co. KG, AMD Saxony LLC, AMD Saxony Holding GmbH and AMD Saxony Admin GmbH in the economic position in which they would have been without the detrimental impact of such conduct. Advanced Micro Devices Inc., AMD Saxony LLC & Co. KG, AMD Saxony LLC, AMD Saxony Holding GmbH and AMD Saxony Admin GmbH shall have rights on their own under this no. 14 of this Agreement (echter Vertrag zu Gunsten Dritter).

The Parties clarify that this is not supposed to create a liability which is not dependent on Contractor’s culpable conduct (verschuldensunabhängige Haftung) unless created outside this 14.2.

14.3.	Limitations on Liability

The overall liability of Contractor shall, as exception to 14.1, be subject to the following:

14.3.1.	If and to the extent damage occurs outside the Site as defined in Recital A and is not related to the execution of the Works under this Agreement and such damage does not result from gross negligent or intentional conduct of Contractor the liability of Contractor for such damages shall be limited to the insurance coverage amounts provided for in no. 14.4 ([***]* per occurance and of [***]* per calendar). If the insurance company does not compensate the damage, Contractor shall in all cases be obliged to compensate Company for the damage to the extent that Company receives in total up to a maximum of [***]*. If the insurance company had paid more than [***]* but refuses to pay due to Contractor’s breach of the insurance contract Contractor shall pay to Company the entire amount Company would have received without such breach. Contractor shall assist Company in all and any proper way to enable Company to be reimbursed in accordance to the first sentence of this no. 14.3.1. Contractor assigns to Company (and Company accepts this assignment) all and any claims related to Company’s damages against third parties exceeding the amounts payable (by Contractor and/or insurance company) to Company under sentences 1-3 of this no. 14.3.1 and Contractor shall assist Company in all and any proper way to enable Company to enforce such claims.

*	Confidential treatment has been requested pursuant to section IV.1.(b) of the Confidential Treatment Request dated March 9, 2004.

There shall be no limitation on Contractor’s liability for damages resulting from Contractor’s gross negligent or intentional conduct.

14.3.2.	If and to the extent consequential damage, e.g. loss of profit, loss of production, loss of use, loss of interest, plant downtime costs, occurs and does not result from gross negligent or intentional conduct the liability of Contractor shall be limited to [***]*. Contractor assigns to Company (and Company accepts this assignment) all and any claims related to Company’s damage against third parties exceeding the amounts payable (by Contractor) to Company under the first sentence of this no. 14.3.2 and Contractor shall assist Company in all and any proper way to enable Company to enforce such claims.

There shall be no limitation on Contractor’s liability for damages resulting from Contractor’s gross negligent or intentional conduct.

14.3.3.	The Parties clarify and confirm that the amount of damages Company shall be entitled to in case of delay shall be limited to a maximum of the potential maximum amount of contractual penalties [***]*. The Parties clarify that such damage includes, but is not limited to damage resulting from delays (Verzögerungs- und Verzugsschäden) including, but not limited to, all and any losses due to allowances not being granted (Verluste dadurch, daß Investitionszulagen nicht gewährt wurden).

Contractor assigns to Company (and Company accepts this assignment) all and any claims against third parties related to Company’s damage exceeding any amounts payable (by Contractor) to Company under sentences 1-2 of this no. 14.3.3 and Contractor shall assist Company in all and any proper way to enable Company to enforce such claims.

[***]*.

14.4. Insurance

Contractor shall conclude, and maintain during the entire term of this Agreement, a liability insurance (Haftpflichtversicherung einschließlich Betriebshaftpflichtversicherung, Bauwesen- und Montageversicherung sowie Umwelthaftpflichtversicherung) of a coverage of not less than [***]* per occurrence and of [***]* per calendar year each.

*	Confidential treatment has been requested pursuant to section IV.1.(b) of the Confidential Treatment Request dated March 9, 2004.

This insurance shall also cover damages caused by persons or entities engaged by Contractor for the fulfillment of Contractor’s obligations (Erfüllungsgehilfen des Contractors, e.g. employees, legal representatives or subcontractors).

Company shall be named as co-insured (zusätzlicher Versicherter).

Contractor guarantees and confirms that it will always - and in time – pay the premiums and other amounts to keep the said insurances valid and in force. Contractor shall oblige the insurance companies to notify Company in case Contractor does not meet Contractor´s obligations under the insurance policies and in case of changes with respect to the insurance policy. In this case Company shall have the right to pay the amounts due and to deduct these amounts from any payments to be rendered to Contractor under, or connected to, this Agreement.

The Parties shall – on request of either Party – in good faith enter into negotiations with respect to mutually agreed reasonable amendments to the insurance contract.

14.5.	Nature of Company’s Approval

Notwithstanding any review, revision, comment or approval by Company of, or failure to review, revise, comment or approve, any of the Works or any Design Document, other documents, specifications, drawings, data, information, sheets, letters, materials etc. of Fab X, Contractor shall remain solely responsible for all Works, the execution thereof and all obligations under this Agreement.

14.6.	Contractor’s Responsibility for Construction Means

Contractor shall be solely and completely responsible for all construction means, methods, techniques, and procedures for providing adequate safety precautions and coordinating all portions of the Works under the Agreement, including without limitation implementing an effective safety program as required by Exhibit 9 EHS Program. In no event shall the lack of objection by Company to any action or inaction upon the part of Contractor, be construed to make Company in any manner whatsoever responsible, e.g. for Contractor´s construction means, methods, techniques, or procedures.

15.	Identification

Contractor shall meet the identification standards set by Company and all of Contractor’s officers or employees shall display proper identification at all times while entering the Site or while on the Site. Moreover, Contractor shall impose the same obligations on Contractor’s subcontractors and on anybody involved in relation to the execution of this Agreement.

16.	Liens (Rechte Dritter )

No item, material, component etc. used by Contractor in the course of executing the Works shall be subject to rights of third parties (e.g. Eigentumsvorbehalt or Pfandrecht).

17.	Confidentiality

The Parties shall treat this Agreement and any details of the Agreement and the Works under the Agreement as well as all details of Fab X and the operation of, and production within, Fab X and all information gathered in the course of executing this Agreement in confidence except to the extent necessary to carry out obligations under it or to comply with applicable law. Moreover, Contractor shall impose the same obligations on Contractor’s subcontractors and on anybody involved in relation to the execution of this Agreement.

In addition, Contractor shall meet, and shall impose on all persons acting on Contractor’s behalf the obligation to meet, the confidentiality requirements provided for in this Agreement.

The Parties clarify that the confidentiality standards relating to C 4 process or building related to C 4, of which Contractor is aware shall be obeyed at any time. Contractor shall make all subcontractors to also meet these confidentiality standards. The Parties shall cooperate in good faith to comply with confidentiality standards of third parties related to C 4.

The confidentiality obligations of Contractor shall include, but not be limited to, the following:

a)	All communications and information obtained by Contractor from Company relating to this Agreement, and all information developed by Contractor under this Agreement, are confidential (“Confidential Information”). Without the prior written consent of Company, Contractor shall neither divulge to, nor discuss with, any third party either Works executed hereunder, or any Confidential Information in connection with such Works, except as required by law or, upon consultation with Company, necessary for the execution of this Agreement unless Company objects for good cause. Prior to any disclosure of such matters, whether as required by law or otherwise, Contractor shall inform Company, in writing, of the nature and reasons for such disclosure. Contractor shall not use any Confidential Information obtained from Company for any purpose other than the performance of this Agreement, without Company’s written prior consent.

b)	The foregoing obligations shall not apply to the extent that the Party which has received the Confidential Information can show that such Confidential Information of the disclosing Party (i) was in the possession of the receiving party or known to it before receipt from the receiving Party, or (ii) has become generally known through no fault of the receiving Party, or (iii) was legally disclosed to the receiving Party by another person without restriction, or (iv) was independently developed by the receiving Party, or (v) had to be revealed in accordance with statutory or administrative provisions, or (vi) was revealed by the receiving Party after prior written consent of the disclosing Party which is deemed to be given to the extent reasonably necessary for financing.

c)	In the case of Contractor subcontracting in accordance with no. 5.1 , Contractor may disclose to any subcontractor, or Company approved third parties, any information otherwise subject to above (a) that is reasonably required for the performance of the subcontractor’s work. Prior to any such disclosure, Contractor shall obtain the respective subcontractor’s written agreement to the requirements of above (a) and shall provide a copy of such agreement to Company. Disclosing information reasonably required for the performance of the subcontractors work to nominated subcontractors as listed in no. 5.1 shall be deemed to be consented to by Company.

d)	Contractor agrees that it shall not publish or cause to be disseminated through any press release, public statement or marketing or selling effort any information which relates to this Agreement without the prior written approval of Company.

e)	At the completion of the execution of the Works, Contractor shall return to Company all written materials constituting or incorporating any Confidential Information obtained from Company. Upon Company’s specific approval, Contractor may retain copies of such materials, subject to the requirements of above Subsection a).

18.	Section 648 BGB not applicable

Section 648 German Civil Code (BGB) shall not be applicable.

19.	Law and Jurisdiction Miscellaneous

This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany except for the provisions regarding conflict of laws (Internationales Privatrecht) and the CISG.

Any change or amendment of this Agreement shall be in writing. This also applies to an change or amendment of the clause that changes or amendments shall be in writing.

All notices to be given under or related to this Agreement shall be in writing.

Contractor explicitly warrants that it has not directly or indirectly offered or given, and will not offer or give, to any employee, agent, or representativeof Company any cash or non-cash gratuity or payment with a view toward securing any business from Company or influencing such person with respect to the conditions or the performance under any contracts (including this Agreement) with or order from Company, including without limitation this Agreement.

The Parties submit, with respect to any disputes arising in connection with this Agreement, to the exclusive jurisdiction of the courts of Dresden, as far as legally permissible.

If a clause of this Agreement is or becomes void, the other clauses of this Agreement shall not be affected by such invalidity. The Parties shall agree on a clause having the same or a similar economic effect as the void clause to achieve the economic purpose of the void clause.

The Parties clarify that (unless agreed otherwise in this Agreement) if and to the extent Exhibits are not prepared at the time of signing this Agreement or not finalized at the time of signing this Agreement the Parties shall in good faith and in good time agree on the contents of such Exhibit not prepared or if an Exhibit is not finalized the Parties shall in good faith and in good time finalize the Exhibit. The validity of this Agreement shall not be impacted by such missing or not finalized Exhibits.

If any deviation between the English terms in this Agreement and the German terms or explanations to such English terms occur, the German terms or explanations shall prevail for the interpretation of this Agreement.

20.	Condition Subsequent

This Agreement is subject to the condition subsequent (auflösende Bedingung) that to the Co-operation Agreement between the Free State of Saxony, Advanced Micro Devices Inc. and M+W Zander Fünfte Verwaltungsgesellschaft mbH of November 20, 2003 (Kooperationsvertrag vom 20. November 2003) is consented to by the supervisory board of Jenoptik AG and consented to by the supervisory board of M+W Zander Holding AG by December 15, 2003. If such condition subsequent occurs (Eintritt der auflösenden Bedingung) the provisions under no. 9, 11, and 17 shall survive this Agreement and any claims by Contractor (except for claims under the letter of intent of May 16, 2003 as amended under the letters of August 13, 2003 and November 3, 2003) of shall be governed by section 812 sq. (fortfolgende) German Civil Code (BGB).

Company		Contractor

Dresden,	/s/ HANS-RAIMUND DEPPE	Dresden,	/s/ HELMUT LAUB